CERTIFICATION OF DESIGNATION
                        --------------------------------

                       CLASS B CONVERTIBLE PREFERRED STOCK

                              OF NDS SOFTWARE, INC.

                  NDS Software, Inc., (the "Corporation"), organized and existing under the laws of the state of Nevada, certifies:

                  Pursuant to the authority as set forth in the Articles of Incorporation of the Corporation, as amended, and Nevada Revised Statutes 78.195, the board of directors has adopted, by unanimous written consent, the following resolution:

                  Whereas, under Section 1 of Article IV of the Articles of Incorporation of the Corporation, as amended, the Corporation has authorized two hundred thousand (200,000) shares of preferred stock, par value Ten Dollars ($10.00), described as "Class B Preferred Stock;" and

                  Whereas, pursuant to Section 4 of Article IV of the Articles of Incorporation of the Corporation, as amended, the board of directors is permitted to issue preferred stock in certain classes and series with such voting powers, designations, preferences, relative participating, optional, or other rights and qualifications, limitations, or restrictions relating thereto as may be fixed by the board of directors; and

                  Whereas, the board of directors deems it advisable to designate the terms of the Class B Preferred Stock at this time, and has determined to give such stock, to be denominated "Class B Convertible Preferred Stock," the attributes set forth below.

                  Resolved, that Class B Preferred Stock shall consist of two hundred thousand (200,000) shares, par value Ten Dollars ($10.00) per share, and which be designated as "Class B Convertible Preferred Stock;" and

                  Resolved, that the holders of such stock shall be entitled to receive, when and as declared by the board of directors from funds legally available therefor, dividends at the rate of nine percent (9%) per annum, based upon a value of such shares in the amount of Ten Dollars ($10.00) per share, which may be paid in cash or in common stock of the corporation. The dividends of these stocks are cumulative and shall not bear interest, and are payable before the dividends payable on the Class A, Series A Preferred Stock of the Corporation and before any dividends on the common stock are paid or set apart, so that if in any year dividends amounting to nine percent (9%) shall not have been paid thereon, the deficiency is payable before any dividends are paid on or set apart for the Class A, Series A preferred Stock or the common stock; and

                  Resolved, that subject to the foregoing, dividends as may be determined by the board of directors may be declared and paid from time to time on the shares of any stock junior to the Class B Convertible Preferred Stock, without any right of participation therein by the holders of Class B Convertible Preferred Stock; and

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                  Resolved, that in the event of any liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the holders of the Class B Convertible Preferred Stock shall share equally, and be entitled to be paid out of assets of the Corporation available for distribution to its shareholders, before any payment is made to the holders of any junior class of capitol stock, including the shareholders of common stock, an amount equal to Ten Dollars ($10.00) per share plus an amount equal to any accrued and unpaid dividends thereon; provided, however, that such rights of the Class B Convertible Preferred Shareholders shall be junior to the Class A, Series A Preferred Shareholders in the event of liquidation, dissolution, or winding up of the Corporation; and

                  Resolved, that the Class B Convertible Preferred Stock is redeemable, at the option of the board of directors, in whole or in part, at any time after issuance and at a redemption price equal to the sum of Ten Dollars ($10.00) per share, plus an amount equal to all dividends accrued or in arrears on the shares to be redeemed to the date fixed for redemption (the total amount to be so paid being referred to as the redemption price).

                  Notice of each redemption will be mailed not less than thirty
         (30) days, nor more than sixty (60) days prior to the date fixed for the redemption to each holder of record of shares of the Class B Convertible Preferred Stock to be redeemed, at each shareholder's address as the same may appear on the books of the Corporation. In the case of redemption of a part only of the Class B Convertible Preferred Stock, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the board of directors may determine. Except as otherwise provided herein, the board of directors will have full power and authority to prescribe the manner in which and the terms and conditions upon which the Class B Preferred Stock may be redeemed from time to time.

                  If any notice of redemption shall have been duly given, dividends on the shares of Class B Convertible Preferred Stock so called for redemption will continue to accrue and be cumulative until the date fixed for redemption in the notice of redemption, and will cease to accrue and be cumulative on the date the redemption price is paid. All rights of the holders of the shares of Class B Convertible Preferred Stock so called for redemption shall cease and terminate upon payment of the redemption price.

                  Resolved, that each one (1) share of Class B Convertible Preferred Stock is convertible at the option of the board of directors of the Corporation into five (5) fully paid and nonassessable share of common stock of the Corporation. Such conversion may not occur until
         (i) at least six (6) months after the issuance of the Class B Convertible Preferred Stock and (ii) the listed price per share of common stock of the corporation is not less than Three Dollars ($3.00) per share, and has been at such price or greater for a period of at least ten (10) consecutive trading days, with an aggregate volume of no less than Twenty thousand (20,000) shares. In case any shares of Class B Convertible Preferred Stock are called for redemption, the right of conversion ceases and terminates, as to the shares so called for redemption, on the date fixed for redemption, unless default is made in the payment of the redemption price. Upon conversion to common stock, adjustment in the number of common shares issued will be made for dividends accrued and unpaid on any shares of Class B Convertible Preferred Stock so converted.

                  Resolved, that the shares of Class B Convertible Preferred Stock will not have voting powers for the election of directors or for any other purpose, except as may be required under the laws of the State of Nevada.

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                  This certificate, duly approved by the board of directors of
         NDS Software, Inc., has been executed by the undersigned, its President and Secretary, respectively, this 5th day of December, 1995.



                          /s/ Greg Johnson
                          ------------------------------------
                              Greg Johnson, President



                          /s/ William Tomerlin
                          ------------------------------------
                              William Tomerlin, Secretary



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         STATE OF NEVADA            )
                                    :        ss
         COUNTY OF DOUGLAS          )


                  On December 6th, 1995, personally appeared before me, a notary public, GREG JOHNSON, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.


                                            /S/Sandy Storke
                                            --------------------------
                                            NOTARY PUBLIC



         STATE OF NEVADA            )
                                    :        ss
         COUNTY OF DOUGLAS          )


                  On December 6th, 1995, personally appeared before me, a notary public, WILLIAM TOMERLIN, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.


                                            /S/Sandy Storke
                                            --------------------------
                                            NOTARY PUBLIC



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